EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 13, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Aviza Technology, Inc., appearing in the Annual Report on Form 10-K of Aviza Technology, Inc. for the year ended September 29, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
August 13, 2007